EXHIBIT 99.2
Operator: Good day, and welcome to Snap-on Incorporated’s conference call. The topics discussed today will be the acquisition of ProQuest Business Solutions; immediately thereafter, Snap-on’s third-quarter results, followed by a question-and-answer session. As a reminder, this call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Mr. Marty Ellen, Chief Financial Officer. Please go ahead, sir.
Marty Ellen: Thank you, Danielle, and good morning everyone. Thank you for joining us on short notice. We are excited this morning to have announced both our third-quarter earnings and that we have entered into an agreement to acquire ProQuest Business Solutions. Our third-quarter results demonstrate that we are continuing to make progress on our core initiatives. And with the acquisition of ProQuest Business Solutions, we are adding important products and customers to further advance our Diagnostics and Information Group profitable growth strategy.
With me this morning are Jack Michaels, Snap-on’s Chairman, President and CEO, and Tom Ward, President of the Snap-on Diagnostics and Information Group. We will first review the ProQuest acquisition and then our third-quarter results. Afterwards, we will take your questions.
Consistent with past practice, we will utilize slides to help illustrate our discussion. You can find a copy of these slides on our website next to the audio icon for this call. These slides will be archived on our website along with a transcript of today’s call.
Any statements made during this call relative to management’s expectations, estimates or beliefs or otherwise state management’s or the Company’s outlook, plans or projections are forward-looking statements, and actual results may differ materially from those made in such statements. Additional information and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in the Company’s SEC filings.
This call is copyrighted material by Snap-on Incorporated. It is intended solely for the purpose of this audience. Therefore, please note that it cannot be recorded, transcribed or rebroadcast by any means without Snap-on’s express permission.
I will now turn the call over to Jack who will begin on slide 4 of our webcast.
Jack Michaels: Thank you, Marty. I am excited about the opportunity that ProQuest Business Solutions provides. We believe it is a compelling strategic fit with our Diagnostics and Information Group and as a result, a value-enhancing opportunity for our OEM customers, our associates and our shareholders. Coupling ProQuest Business Solutions with our Diagnostics and Information Group puts us in a unique position to provide product and information solutions to improve the productivity and the profitability of our OEM dealer service customers.
In a moment, Tom Ward will cover specifics on ProQuest products and customers and its strategic fit, and Marty will cover the financial aspects of the transaction. But first let me share with you my thoughts as to what has brought us here today. When I came here as a CEO two years ago, the needs were clear. Take better care of customers and reduce complexity, thereby reducing costs.
Beneath those two broad concerns were a host of issues, or as we like to say, opportunities. We needed to better understand our franchise system, how to make it more profitable for our franchisees and for our Tools Group. We needed to simplify and improve our manufacturing and distribution to better serve our customers and franchisees. We needed to assess whether or not some of the Commercial and Industrial Group businesses could really be value contributors over the long-term, given their performance at that time. And we viewed our Diagnostics and Information Group as a somewhat underexploited part of the Company.
Well, where are we today? In a simple statement, we are making progress, but we still have much to do. We believe our third-quarter results provide further evidence of some of these improvements.
I have also said that we will seek aggressive, profitable growth, but only where we have a strong operational and financial platform, and a sound growth strategy. We believe this applies to our Diagnostics and Information Group. We believe our Diagnostics and Information leadership team, together with the ProQuest team, can implement this strategy — implement this strategic growth initiative and not deter our focus away from our ongoing initiatives in the Commercial and Industrial and our Tools Groups.
Not only do we believe this acquisition is compelling strategically, but financially as well. It will be accretive to earnings in early 2007, and increase our free cash flow. As I said, Marty will cover the numbers later after Tom discusses the strategic fit. But first, I would like to provide an overview of the positive market dynamics, beginning on slide 5, which bear importantly on this decision.
We believe that the combination of our existing Diagnostics and Information products and capabilities, together with those of ProQuest Business Solutions, uniquely positions us to be the OEM partner of choice in the development of integrated solutions to further enhance the effectiveness of both OEM and dealership service operations. OEMs and their dealerships are an important market segment in the repair and service industry, and importantly, OEM dealerships rely heavily on the profitability of their parts and service operations.
ProQuest electronics parts catalogs and its integration with all the major dealer management systems are essential to the effective dealership operations. OEMs and their dealerships are important customers, and they are growing their share of the service industry.
On slide 6, we have shared some data to highlight this trend. Their importance is even greater outside the United States, which is why we feel this market segment is so important. ProQuest has already signed their first agreement with a Chinese vehicle manufacturer to supply their parts catalog. We are excited about these global growth opportunities.
Moving to slide 7, as I said, parts and service operations are critically important and represent almost 60% of U.S. OEM dealership profitability. Linking ProQuest’s parts catalog and parts diagrams with our diagnostics and service information puts us in a compelling competitive position.
Now with that as a high-level overview, I would like to turn the call over to Tom Ward who will discuss our business models and strategy. Tom.
Tom Ward: Thanks, Jack. I’m pleased to be on the call today. I’ll spend a few minutes talking about ProQuest’s products and customers and how they make a strong strategic fit with Snap-on’s Diagnostics and Information Group. Beginning on slide 9 as a quick review, a key growth driver in diagnostics and information is the increasing complexity of motor vehicles around the world. As a result, the Diagnostics and Information Group has been transitioning from largely hardware-based products to integrated software solutions over the past number of years.
While our Diagnostics and Mitchell business focus primarily on the aftermarket, another side of Diagnostics and Information, our Equipment Solutions business, has spent a significant amount of time moving upstream with OEMs and their dealerships around the world. That focus is a key driver of our third-quarter results for the segment, which Marty will cover in a few moments.
As we move to slide 10, you will see that ProQuest fits our strategy by enhancing Snap-on’s position as a mission critical supplier to OEMs and their dealerships. ProQuest’s expertise is largely around electronic parts catalogs. These EPCs, as they are called, take complex data from the OEMs and integrate it into business management systems to improve dealership productivity and profitability.
More than 100,000 automotive, power equipment, and power sports dealerships around the world depend on ProQuest’s EPCs to perform service operations. ProQuest is also a leader in performance measurement systems, which bridge the OEMs and their dealerships by collecting data that can be analyzed to measure dealership service performance and effectiveness.
ProQuest’s existing relationships, some of which are shown on slide 11, complement Snap-on’s OEM customers around the world. Without reading through the list, you can see that ProQuest has strong, productive relationships with the world’s premium OEMs and their dealerships. The list includes leaders in automotive, truck, off-road, construction, agriculture, motorcycle and marine markets around the world.
Slide 12 is a high-level view of the OEM dealership repair process, from the time the vehicle problem is communicated by the customer, or by the vehicle itself, to the repair and evaluation of that repair. The point here is that parts information is key to multiple steps in the process.
The combination of Snap-on’s and ProQuest’s capability allow for deeper integration of this entire process. Ultimately, it will drive better linkage of the information, diagnostics, parts and service management systems, allowing the dealership to deliver a better customer experience.
Slide 13 illustrates what makes this a compelling strategic transaction. There are very strong complementary skills and relationships on both sides with very little overlap. Snap-on has a strong aftermarket penetration while ProQuest brings a history with leading OEMs around the world. We have industry-leading expertise in repair and service information, while ProQuest is a leader in must-have electronic parts catalogs.
We have a deep knowledge of vehicle diagnostics, and ProQuest is developing next-generation essential diagnostics for the OEMs. Both companies have very strong technology and technical capabilities. And finally, Snap-on has evolved into a recognized leader in software development, authoring, database management and integration. ProQuest will help us take these capabilities to the next level with its deep integration with global dealer management systems providers.
In summary, this is a compelling combination that will allow us to accelerate profitable growth in what is already a large and growing segment of the market.
Now I would like to turn the call over to Marty to review the financial aspects of the transaction. Marty.
Marty Ellen: Thank you, Tom. I will begin on slide 15. The purchase price for ProQuest is approximately $480 million in cash, plus the assumption of about $19 million of debt. We presently expect to use $180 million of our existing cash balances and borrow under existing credit facilities $300 million at closing. Shortly thereafter, we expect to term fund $250 million of this revolving credit debt. We believe our balance sheet strength and flexibility is maintained. Subject to completion of HSR and other customary closing conditions, we expect the transaction to close by November 30th.
A couple of other noteworthy points are presented on slide 16. The acquisition is expected to be accretive to earnings and cash flow. This is after we spend about $5 to $10 million of additional growth spending in 2007, to begin to build and create the integrated customer solutions that Tom just mentioned. Snap-on’s consolidated free cash flow available for debt reduction is expected to be $100 million or more annually.

We expect no change by our board with respect to dividends, and we will continue our management focus and will maintain more than adequate financial resources to fund growth initiatives in our other businesses.
On slide 17, we’ve presented certain Snap-on stand-alone and combined pro forma data. We expect this should help you build a new baseline in your models. As you can observe, this deal adds about $69 million in EBITDA after taking into account an expected additional $10 million in EBITDA from an acquisition ProQuest made in September 2006, which is adding over 2000 Ford dealers to their customer base.
Amortization expense increases from $50 million to about $72 million. To the extent of changes in our final purchase accounting valuation of intangible assets, this number could, of course, change.
Interest expense increases due to the increase in net debt. As you can see from the balance sheet data as of September 30th, we expect gross debt to total capital to be about 34% at closing, up from about 17% today.
In closing, turning to slide 18, we believe this is both strategically and financially compelling for our customers, associates and shareholders. We hope you share our excitement about this opportunity. We are sure you have questions, but first let me move right into an abbreviated review of our third-quarter results, and then Jack will offer some final thoughts prior to the question-and-answer session.
We will begin the third-quarter review on slide 20. Net sales of $600 million in the third quarter were up over 8% from prior year. This increase was driven by higher sales in our OEM equipment solutions business, continued growth in emerging markets, higher sales of under-car equipment products, and increased sales to U.S. industrial customers. Productivity improved as well on a year-over-year basis. Sales per employee are up 2.5% to date in 2006.
In our financial services segment, revenue declined $1.8 million and operating income declined $600,000, mostly due to lower net interest spreads and slightly lower originations. Per-share earnings were $0.48 in the quarter, up over 33% from the $0.36 reported last year. As you may recall, our earnings in the third quarter last year included $2.8 million or $0.05 per share of additional U.S. income tax expense related to the repatriation of accumulated foreign earnings under the American Jobs Creation Act.
Excluding the prior year tax impact, third-quarter earnings per share were up over 17% year-over-year. Operating earnings of $46 million for the quarter benefited from higher sales and increased pricing, $18.7 million of savings from improved productivity, benefits from hand tool and tool storage manufacturing efficiencies, and other rapid continuous improvement benefits.

These improvements occurred notwithstanding $9.7 million of higher expenses in 2006 for stock-based and performance-based incentive compensation, increased spending to fund our growth strategies of $7.8 million, and higher production and material costs.
Consolidated gross profit of $260 million was up $13 million or 5.3% from prior year. This increase was largely driven by the higher sales in pricing, benefits from cost-reduction initiatives, and improving productivity trends in our manufacturing facilities worldwide. Increased production and material costs of $5.9 million partially offset these improvements.
As a percentage of sales, gross profit of 43.4% was down from 44.6%, due to a shift in product mix that included higher OEM equipment solutions sales at lower gross margins. But this same shift in mix also contributed to the improved operating expense ratio. Operating expenses of $217 million were up primarily as a result of the $9.7 million of higher stock-based and other incentive compensation costs and the $7.8 million of higher planned spending on our strategic growth initiatives. These increases were partially offset by $8.2 million from efficiency and productivity savings.
Let me now review our segment results. Please turn to slide 21. For the Snap-on Tools Group, which serves the worldwide franchise distribution business, sales in the third quarter were $244 million, essentially flat with last year. International sales in the quarter were up 2.1% year-over-year due to UK sales growth as well as currency translation, while sales in North America were down 1%.
As somewhat expected, the number of U.S. franchisees in the quarter continued to decline, down 3.9% from prior-year levels. The impact of this decline, however, was partially offset by a 2% increase in Snap-on’s U.S. average sales per franchisee in the quarter. We believe the increase in average sales per franchisee is a positive result of these strategic initiatives being implemented to improve the franchise system.
As we continue to progress with the implementation of our strategic initiatives, we expect that the decline in the number of franchisees will moderate over the next several quarters.
Operating earnings for the Tools Group were $15.7 million, down from about $20 million in 2005. Operating earnings in 2006 were reduced by $5.5 million of planned spending to support our strategic initiatives. Operating earnings in 2006 also include a less favorable sales mix and higher production and material costs of $3.4 million.
Benefits realized from productivity and cost reduction improvements of $6.1 million partially offset the year-over-year earnings decline.
Turning to the Commercial and Industrial Group on slide 22, segment operating earnings of $23 million were up nearly 31% or $5.5 million year-over-year. Gross profit increased $8.9 million, reflecting both increased volume in pricing as well as improved productivity and efficiency savings, despite higher production and material costs. Benefits of a $5.1 million from ongoing cost reduction, low-cost sourcing, and continuous improvement actions were major contributors to the significant earnings improvement.
These improvements were partially offset by higher planned spending to expand our sales and manufacturing presence in emerging growth markets.
Turning to the Diagnostics and Information Group on slide 23, net sales were nearly $132 million in the quarter, up 31% compared with a year ago. The increase in sales was driven by our OEM Equipment Solutions business, which Tom alluded to earlier, and by higher sales of handheld Diagnostics and Information products. Segment operating earnings of $16.5 million in the quarter were up nearly $5 million or 40% from last year.
The gross profit margin of 37.6% was down from prior year due to a shift in mix that included higher OEM equipment solutions sales, which have a lower contribution margin. Again, this mix shift also contributed to the lower operating expense ratio.
Turning to financial services on slide 24, operating earnings in the third quarter were $3 million on $11 million of revenue. The declining trend in operating earnings is primarily from lower net interest spreads, reflecting higher market interest rates and lower yields from certain new financing programs.
In the abbreviated time we have this morning, my only thoughts for you on slide 25 are that we continue to make progress in receivables and inventory management, and our cash flow generation remains strong. That said, we’re still not satisfied, and we expect to do better.
As can be seen on slide 26, cash flow from operating activities and free cash flow for both the quarter and year-to-date remains strong. We expect full-year capital expenditures to be in a range of $45 million or maybe a little higher. Net shareholder distributions in the quarter were nearly $13 million and $57 million year-to-date.
Those conclude my remarks about our third-quarter financial performance. Now I would like to briefly share with you our outlook for the balance of 2006. We will continue to implement our strategic priorities that we discussed with you back in February. These relate to product innovation, improving manufacturing costs and effectiveness by furthering our rapid continuous improvement process, pursuing growth in emerging markets, and further enhancing value and service to Snap-on’s franchisees and customers.
As previously stated, the expected cost to enhance field support and for other franchise system initiatives in the Snap-on Tools Group are anticipated to be $5 to $7 million in 2006, of which $4.5 million has been incurred to date. We continue to believe that the implementation of our customer service and supply chain initiatives along with new marketing programs will require spending of $8 to $10 million in 2006, of which $6.6 million has been incurred to date.

ProQuest Business Solutions is expected to expand our offerings for global automotive OEM dealerships, create new customer relationships and product integration opportunities, as well as accelerating earnings and cash flow. We are encouraged by the progress to date across all of our businesses.
The financial services segment is expected to continue to be challenged by higher interest rates, and its operating results for the full year are expected to be lower than the results achieved a year ago. Based on all of these factors, we expect continued year-over-year consolidated earnings improvement in the fourth quarter.
Now I’d like to turn the call back over to Jack to share some final thoughts. Jack.
Jack Michaels: Thank you, Marty. As I said earlier, I am pleased with our progress, but we have much more to do. Our strategic initiatives are on track. Rapid continuous improvement is surely becoming a way of life throughout the organization. The opportunity to integrate the capabilities of ProQuest Business Solutions and our Diagnostics and Information Group to create end-to-end service shop solutions puts us in a unique position with an important customer segment. We are truly excited about this opportunity.
I again want to thank our associates worldwide for all of their efforts. Now I turn the call over to the operator for questions.
+++ q-and-a
Operator: (OPERATOR INSTRUCTIONS) Jim Lucas, Janney Montgomery Scott.
Jim Lucas: Thanks, good morning. Two questions here unrelated. First, regarding the acquisition, could you walk us through preliminary, just offer a little bit of color about integration plans, how we as outsiders can get a little comfort given that it has been a long time since Snap-on has done an acquisition, especially one of this size?
And secondly, switching gears then to the Tools business, you alluded to it a little bit in the prepared remarks, but could you talk a little bit about what you’re seeing there, when you think that business is going to be ready to grow, and maybe just give us a little bit more color on what’s happening on the Tools side of the business?
Jack Michaels: Jim, this is Jack. Let me make some comments. First of all, I’ll take them in reverse order. The Tools Group, we expect to see growth starting — growing next year. Probably you won’t see any substantial growth in the first half, but we believe shortly in the second half we will see more growth in that group. Our initiatives that we indicated to you back in February are on track.
As Marty reported, to see our sales going up 2% from our vans, existing van, is important to us. The decline in number of franchisees is concerning, but we believe — we’ve seen this slowdown. We believe we will see a turnaround starting, as Marty said flattening out, moderating here in the quarters ahead and then start growing.
So I feel confident that we’ll see the growth occur next year and primarily in the second half. It may continue to be flat in the early part of 2007, but we will see growth from there on. Clearly, there is a demand out there for our products and our delivery method, and we believe it is compelling.
Marty Ellen: Jim, if I could only add to Jack’s comment with respect to the U.S. franchisee business, you probably know the business as well as anybody. In the third quarter we did make lots of the field structure changes and we still have some open positions. And as we committed and said, we think it critically important to sit down with each franchisee and do annual business reviews. And we did probably over 1300 of those in the quarter, and as a result of that, we probably accelerated some terminations.
But overall, we are pleased with the increase, albeit 2% increase per franchisee. Probably much, much more encouraging is that as we continue to work through, we’ve got a number of pilots going on across the country, and for the most part they are focused on the blocking and tackling the basics of the business.
We are very encouraged by what we’re seeing from those franchisees in terms of the double-digit increases in their paid sales, the very strong increases in their collections from their customers, and very importantly almost, believe it or not, a doubling of the cash that they are retaining in the business on a weekly basis from a little over $2000 to $4000 a week.
So some of the experiments we’re running, the things we are changing are working, which is very encouraging and it just tells us that when we nail this model down, we should be able to bring back some franchisees and have a very healthy system. Our prepared remarks this morning said, though, let’s work this through over the next few quarters.
Jack Michaels: Jim, let me come back to your first question about the integration. I’m going to ask Tom to make some comments, but first let me say this integration is about growth. This is not about taking large amounts of cost out of the organization at all. We believe we have the capability of growing together with our Diagnostics and Information Group. So that is why we believe it is so compelling. But I’m going to ask Tom Ward to make a few comments.
Tom Ward: Thanks, Jack. Yes, Jim, as Jack said, clearly this is really about growth and not consolidation. Where we really see the integration come in terms of this acquisition is really at better integration of capabilities. If you think about that chart that we showed about the process flow of a repair process, we believe that the OEMs will drive solutions around integrated solutions so that you begin to take essential diagnostics and technical information and parts and integrate those, and we think that that is really where the integration word applies here; less, as Jack said, in terms of consolidations and people and locations and more about integration of applications and a better solution for customers.
Jim Lucas: Okay, and just final point on ProQuest, you alluded to the first Chinese contract. Could you talk just maybe a little bit more about the global aspect of that business compared with what you have in diagnostics today?
Tom Ward: This is a much broader international business than the Diagnostics and Information businesses, especially in terms of product offerings. The Performance Measurement business that we talked about is really a business that has evolved in the European businesses and now actually moving to North America into Asia. And as you also said, in terms of the global nature of the OEM parts solutions, these are truly global agreements and so we now have 100,000 relationships with dealerships in these segments of automotive, power sports and power equipment literally around the world.
So it really does accelerate our growth opportunity in terms of infrastructure and people. We also pick up significant engineering resources in India that we will be able to leverage within the group. So again, it is a much broader, just because of the needs of the OEM. These are global businesses, and ProQuest supports them on a global basis.
Jack Michaels: Therein lies the huge opportunity we believe going forward with this acquisition for our profitable growth.
Jim Lucas: Great. Congrats on an encouraging quarter.
Operator: Alexander Paris, Barrington Research.
Alexander Paris: Good morning, lots of good news. Could I just talk a little bit more about the Tool business, just some metrics on the turnaround? You used to talk about on-time delivery rates. Can you have an update on that, how are you doing now?
Jack Michaels: Certainly. This is Jack, Alex. As we said, it was paramount for us to have better fill rates to take care of our customers. And during last year we were able to dramatically improve the rates, up in the area of 90%. Now as we went forward as we looked at our supply chain and started implementing some of the strategies there, we knew it would drop slightly and it dropped down to about 86, 87%.
It has been improving from that level now, but as we continue to implement more of our supply chain strategies, I don’t think we are going to see real improvement across the board probably until later in the quarter. But clearly, we still are shooting for 96% on 80% of our volume by the end of the quarter. And we are confident we will be there.
Alexander Paris: And so as far as that metric, if you are there that is one trigger to accelerate the new dealer expansion, right?

Jack Michaels: Absolutely. When we couldn’t supply them they went elsewhere, and that then leads us to another opportunity in our supply chain of us winning back from the franchisees some of the sales that they were actually making purchases from other suppliers, other than Snap-on. And so the supply chain initiatives that we have, will handle that. And we have two major initiatives under way. One is our RWD, our regional warehouse distributor program that we are rolling out as we speak. And another is our mid-tier offering that we are just now rolling out again called Blue-Point. We’ve had Blue-Point for some 86 years. It is a brand that has been with us as long as Snap-on Brand, but I think over time we lost our focus around that Brand, and we have put it back into the offering for customers that for whatever reason. And that they are not as a Snap-on, they don’t see their Snap-on value at this point in their career.
Alexander Paris: Just looking at another metric, that 2% increase in sales per dealer, is that — does that adjust for the fact that you had a 3.9% decline in dealers? In other words, you’re not just taking full total sales and divide it by the number of dealers. Is that like a same-store sales kind of comparison?
Jack Michaels: Did you want to address that?
Marty Ellen: That’s correct, Alex. It is actually same-store sales.
Alexander Paris: Okay, so that’s the dealers that were existing throughout the period, their sales?
Marty Ellen: That’s correct.
Alexander Paris: Okay, and then just consistent with that or following through from that, to get to the back up to what you would consider the industry sales growth in that area, what kind of increase — I guess that would come from a combination of more dealers and continued productivity gains, but what kind of increase in the number of U.S. dealers would you have to have or if you were targeted in order to get to your full sales potential in that segment?
Marty Ellen: Alex, as we said before, it is about how can we cover the market as broadly as we think it should be covered with the fewest number of franchisees so they can each make more money. That is why we sort of got away from talking about just simple number. And so obviously with fewer franchises and fewer vans here in the near-term we are covering less of the market than we used to cover. So we think we have a lot of opportunity to push the market coverage back up and grow well in excess of what over the long-term has been low to mid single digit sorts of industry growth rates. But we’ve got to get the model correct first. The turnover in the dealers has to be reduced. So and again, we keep coming back to the success of the pilots. It is very encouraging. We recently expanded those pilots. I don’t know when we last talked to all of you on the call but we’ve expanded it now to 17 in September and we are expanding to more and I think we’re getting comfortable that we are soon prepared to rollout a model that we think is much better and will have much more discipline in it and much more success than the model we have today.
Alexander Paris: But you will need more dealers to get to that low to mid single digit sales growth, right?
Marty Ellen: Yes, I mean the market should give us that sort of growth. So as long as we don’t — by declining in franchisees we fundamentally decline in the opportunity to service more customers. So we need that to stop. Then the incremental growth will come from adding more franchisees by calling on more customers.
Jack Michaels: We don’t have a target of the number of franchisees out there. What we have really found from the pilots that we’ve run thus far as Marty discussed earlier, has been very, very encouraging. So in a couple of those pilots we’ve actually added a few more customers, so they have been able to move into some adjacent territories that have been opened. So as we continue to get more comfortable with the various pilots that we are trying, we can expand we believe into some near adjacent markets, and therefore it isn’t like we have determined that we need X number. We don’t have a target number as I said earlier but the pilots will give us some indication of what really the future will hold for us. And it will probably require a few more franchisees. But we don’t see that as a major stumbling block to us at all in our growth projections.
Alexander Paris: I guess that’s what I was getting at. How many would you need, and can you find that many fast enough to grow the —
Jack Michaels: We can find them; the thing we want to do is be sure they are the good quality obviously. But until we can finish our pilot work and understand it, it is difficult for us to say any — to put any quantification around the numbers that we need, quite frankly, Alex.
Alexander Paris: What about the number of dealers that you had in the U.S. at the end of the third quarter? Do you have that number?
Marty Ellen: Alex, we were down to slightly in excess of total franchisees 3000 and over 3500, operating over 3500 vans. But let me come back and just talk about this and add one comment to Jack’s comments, which are many of the things we are doing go directly at providing the franchisee with the ability to call on more customers. It’s about productivity, the traditional model has been in the low two hundreds as a technician call base. And while we studied the model and looked at all the activities that are nonsales related, we found lots of opportunity for franchisees to call on more customers, a la the pilots. And some of the pilots are being very successful because they have now found ways to call on more customers. So trying to stay away from absolute numbers because we can grow quite a bit if we could get the productivity improvements in place to call on those increased number of customers. That will make the model much better than it has ever been.

Alexander Paris: But keeping the discipline of take all you want, but eat all you take, calling at least once per week on each client, right?
Marty Ellen: The model continues to work best when they call on their technician customers on a weekly basis.
Alexander Paris: Okay. Thank you very much.
Jack Michaels: Our major thrust has always been to improve the profitability of our existing franchisees. And I think as we have expanded improving their productivity, certain cases increasing their route size but more importantly some other strategies that we’ve been implementing through these pilots that we are learning a great deal from, as we said earlier is terribly encouraging. And that leads us to feel confident that we will have the growth that we expect in 2007.
Alexander Paris: You’re having the same focus with overseas dealers focusing on their productivity rather than growing the number of dealers?
Jack Michaels: Absolutely. They worked under different systems; we found as we got to understand better the franchise systems around the world. So the major thrust has been still improving the productivity and therefore their profitability. But it was not as severely impacted as we had in the U.S.
Alexander Paris: Just one more question on this kind of the same topic. When you’re looking at the now much larger diagnostic in the Information group, what percent of their sales are done by dealers versus tech reps versus direct sales, just roughly?
Jack Michaels: I’m going to ask Tom Ward to comment on that.
Tom Ward: Well their model, we look at the segment, you’ve got the U.S. and you’ve got Europe, and lots of our handheld diagnostics and software today are sold through the dealers or really their side-by-side support organization, the tech rep organization. In Europe where we have not been as successful over time in the Diagnostics Business we’ve been the most part sell to the distributors. And Tom, if you want to add any comments.
Tom Ward: I think just in terms of the percentage of the Diagnostic Business that goes through the dealer channel, it is about 45% to 50% of today’s sales volume in terms of the Diagnostics Business, not the group.
Alexander Paris: Right, but that changes quite a bit when you add Diagnostic, or add ProQuest. Is that done more direct?
Tom Ward: No. I was answering the question about the Diagnostics Business, which is really the only business in that segment that does a significant amount of its business through the dealer channel.

Alexander Paris: I see, okay.
Tom Ward: So it is 40% of the Diagnostic Business, not 40% of the Diagnostics and Information Group.
Alexander Paris: Okay and then just looking at ProQuest, is that and Mitchell and things like that, is that more the direct sales?
Tom Ward: That is normally direct sales models and/or partnering with OEMs or the dealer management system providers.
Alexander Paris: Okay. Thanks again.
Operator: (OPERATOR INSTRUCTIONS) David Leiker, Robert W. Baird.
Keith Schicker: This is Keith Schicker, calling for David. As we are looking at the historical growth rate of this ProQuest business, what does that look like and what are your expectations going forward for that portion of the business?
Marty Ellen: The major portion of their business, as Tom mentioned in his remarks, is their business around the electronic parts catalogs sold to the various classes of OEMs and OEM dealerships. Our view of the business and as Jack said in his remarks going forward, should at least be no less than the increase in the population of vehicles worldwide, sort of low to mid single digits with lots of additional growth opportunities outside the U.S. as Jack alluded to in terms of developing markets.
Keith Schicker: And when we run the acquisition through our model it looks like it might be accretive by up to 10% next year. Do you guys potentially see any upside to that number?
Marty Ellen: We’ve provided all of you the information on page 17 of our materials that talk about the incremental EBITDA as well as amortization interest. You can run the numbers. It, of course will be accretive. I would only also point out that you also should consider that we will spend maybe upwards of $10 million. A really growth spending to develop some of the products and capabilities that Tom referred to and you need to take that into consideration but even after that the transaction will be accretive.
Keith Schicker: Okay, thanks.
Operator: Michael Meltz, Bear Stearns.
Michael Meltz: Similar to that question I was just trying to figure out how is that business, the Business Solutions tracking this year? You gave numbers through June. Can you just talk about what it would be expected to do on a full-year basis?

Marty Ellen: We are not going to comment this morning beyond what we’ve provided to you this morning, but it is — I’ll use your word tracking. There is nothing — it is performing as we expect it to perform.
Michael Meltz: Is it growing this year versus last year?
Marty Ellen: There is some small growth this year.
Michael Meltz: On revenues and profits?
Marty Ellen: Yes.
Michael Meltz: Thank you.
Operator: Saul Rubin, Rockhampton Management.
Saul Rubin: Good morning. I had just two questions on the acquisition and one on the D&I business. On ProQuest I wondered if you can just talk a little bit about who, what the competition is in that area. And then secondly, if you could just explain in a little detail how the model works, I mean whether you have exclusive arrangements with the OEM? Whether you charge the OEM, you charge the dealer, you charge everyone a little bit on that. And then on the D&I business, I wonder if you can just give a little bit more detail as to what contributed to the sharp growth in the quarter? You mentioned the OEM equipment Solutions Business and maybe just give a little bit more color to what’s going on their and how sustainable that is.
Tom Ward: As far as the business models go in terms of the transaction, if you will in the parts catalog business, it does vary around the world. In the North American market it is primarily on a contract basis directly with an individual dealership, whether that’s an automotive or [tire] sports dealership. In other parts of the world we will either partner with a major dealer management system provider and they’ll add that as an option on to their sales platform, or in some cases the OEMs will actually directly sell that product to their individual dealership. So it does really vary depending on the OEM and depending on the market. And just as you said, just sort of following that, the business itself relationship in some cases there are exclusive contracts; for instance General Motors in North America, this is an exclusive provider in terms of their parts catalogs. In others there are smaller competitors in some regions. So it really does vary by manufacturer and by geography. So hopefully that answers your first question. The second question regarding D&I and that Equipment Solutions growth, it really comes from two areas. One area is the expanding equipment solutions business in North America primarily supporting major investment in Toyota dealerships. We manage their equipment facilitation programs. We have a direct sales force in the street and that is a significant part of the growth. The other part of the growth is the deployment of essential diagnostic products for a major OEM in the European marketplace as well. So that is the two key growth areas.

Saul Rubin: Great. Thanks very much. Just a follow-up on the first part, so did most of the revenues come from the dealers or the OEMs?
Tom Ward: The dealers.
Saul Rubin: Okay, great. Thank you.
Operator: (OPERATOR INSTRUCTIONS) [Anita Ogbara] Standard & Poor’s.
Anita Ogbara: Just curious to understand how you see the financial services group going forward just given the performance over the past few quarters, how you see that sort of evolving and what your plans for that business are right now.
Marty Ellen: Our plans are no different. It is an important real part for the most part of our Tools Group because it provides, as you know, financing for the most part for the customers of our dealers. Its profitability has declined, as we’ve said, for the past few quarters because its model, when interest rates ago its profitability goes down. And our joint venture Snap-on credit is our principal U.S. business. And that is because this is a credit population we are already charging the rates to the customers, about as high as one could reasonably charge. But it is an important part of the model. It has been an important part of the model for a long, long time. And what you are seeing is, you are seeing a decline over a period where we’ve had the, we are coming off of ‘03, ‘04 sorts of low interest rates, extremely low rates to the rate environment we are in today. As our slides show it, there is a little bit of a decline in origination volume sort of tracking along with some of the issues in the business. But we have no plans to change that business or that business model.
Anita Ogbara: Okay, thank you.
Operator: There are no further questions at this time. I would like to turn the call back over to our speakers for any additional or closing remarks.
Jack Michaels: We would like to thank you for joining us this morning, particularly on short notice. Again, obviously we are excited. We are excited about our third quarter results. We believe that it coupled together with our second quarter results shows the dramatic improvements that the organization has been successfully implementing. And will continue to implement. And obviously we are also excited about the acquisition of ProQuest Business Solutions. We believe it is a bright future for all people concerned and involved with Snap-on, and just thank you for joining us this morning.
Operator: That concludes today’s teleconference. We thank you for your participation and hope you have a wonderful Monday afternoon.